Exhibit 10.4

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (“Agreement”) is made and entered into as of this 24th day of February, 2014 (the “Effective Date”), by and among Gaston L. Kearby (“Founder”), Omega Energy Corp. (“Founder Holdco” and, together with Founder, the “Note Holders”) and ZaZa Energy Corporation (“ZaZa” or the “Company”). The Note Holders and the Company are sometimes collectively referred to in this Agreement as the “Parties,” and each of them is sometimes individually referred to as a “Party.”

W I T N E S S E T H

WHEREAS, Founder owns a subordinated note issued by the Company dated February 21, 2012 in the original principal amount of $3,026,666 (the “Founder Note”), and the entire original principal amount of such note remains outstanding on the date hereof;

WHEREAS, Founder Holdco owns a subordinated note issued by the Company dated February 21, 2012 in the original principal amount of $12,750,000 (the “Founder Holdco Note” and, together with the Founder Note, the “Subordinated Notes”), and entire original principal amount of such note remains outstanding on the date hereof;

WHEREAS, the Subordinated Notes are subordinate to the Company’s “Senior Indebtedness” (as defined in the Subordinated Notes) in accordance with the subordination provisions set forth in the Subordinated Notes;

WHEREAS, the Company’s 8.00% Senior Secured Notes due 2017 (the “Senior Secured Notes”) and the Company’s 9.00% Convertible Senior Notes due 2017 (the “Convertible Notes”) of the Company are “Senior Debt” within the meaning of the Subordinated Notes;

WHEREAS, the Subordinated Notes are also subordinate to the Senior Secured Notes in accordance with the provisions of that certain Amended and Restated Subordination Agreement dated as of June 8, 2012 (the “Subordination Agreement”);

WHEREAS, in order to optimize the balance sheet and capital structure of the Company, the Company and the Note Holders have discussed the terms on which the Note Holders would exchange the Subordinated Notes into a combination of shares of common stock of the Company (“Common Stock”) and shares of preferred stock of the Company with the rights determined in the manner set forth in Section 1(g) (“Preferred Stock”);

WHEREAS, Founder owns a significant equity interest in the Company and is a director of the Company;

WHEREAS, on November 7, 2013, the Board of Directors of the Company established a Conflicts Committee (the “Conflicts Committee”) for the purposes of negotiating the terms of exchange of the Subordinated Notes by the Note Holders, as well as similar subordinated notes owned by Todd A. Brooks, John E. Hearn, Jr., Blackstone Oil & Gas, LLC and Lara Energy, Inc. (collectively, the “Founders Subordinated Note Exchange”);

WHEREAS, the Conflicts Committee has unanimously recommended to the Board of Directors that the Board approve the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors has unanimously approved the execution of this Agreement and, subject to the conditions set forth herein, the consummation of the transactions contemplated by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

1.                              The Exchange.

(a)                                 The Company agrees, promptly upon the satisfaction of the conditions set forth in Section 2 below, to repay the Subordinated Notes by delivering to the Note Holders the following (the “Exchange Consideration”):

(i)                                     a number of shares of Preferred Stock having an aggregate liquidation preference equal to $12.8 million (the “Exchange Preferred Shares”); and

(ii)                                  a number of shares of Common Stock having a Fair Market Value (as defined below), rounded to the nearest whole number of shares, equal to (x) the outstanding principal amount of the Subordinated Notes on the date of closing of the transactions contemplated by this Agreement (the “Closing Date”), plus (y) all accrued and unpaid interest on the Subordinated Notes on the Closing Date, minus (z) $12.8 million (the “Exchange Common Shares” and, together with the Exchange Preferred Shares, the “Exchange Shares”).

(b)                                 The Note Holders agree to accept the Exchange Consideration as full repayment of all amounts outstanding on the Subordinated Notes. Upon the payment of the Exchange Consideration, the Note Holders will mark the Subordinated Notes “Paid in Full” and surrender the Subordinated Notes to the Company. Furthermore, upon the payment of the Exchange Consideration, any security interest held by the Note Holders to secure the repayment of the Subordinated Notes will automatically be released, and the Note Holders hereby irrevocably designate the Company as their attorney-in-fact for the purpose of executing and filing any UCC-3 termination statements in connection with such release.

(c)                                  Nothing in this Agreement will be deemed to modify or amend the terms of the Subordinated Notes, and, until the Subordinated Notes have been repaid in full in accordance with Section 1(a), the Company will, subject to any applicable subordination provisions, continue to comply with its obligations under the Subordinated Notes in accordance with its terms. Without limiting the generality of the foregoing, subject to any applicable subordination provisions, the Company will continue to pay interest on the Subordinated Notes and will make any mandatory prepayments required to be made under the terms of the Subordinated Notes.

(d)                                 The Exchange Consideration to be delivered to the Note Holders will be allocated between the Note Holders in proportion to the respective outstanding principal amounts of the Subordinated Notes held by such Note Holders. At the Closing, the Company will deliver the Exchange Consideration to the Note Holders, free and clear of any liens or security interests.

(e)                                  For purposes of this Agreement, the “Fair Market Value” of one share of Common Stock is equal to the volume weighted average price per share of the Common Stock on the NASDAQ Capital Market during the last ten trading days immediately preceding the Effective Date.

(f)                                   For the avoidance of doubt, neither of the Note Holders will be entitled to receive any of the Exchange Shares or any beneficial ownership thereof at any time until all of the conditions set forth in Section 2 have been satisfied or waived by the applicable Party.

(g)                                  The Exchange Preferred Shares will have rights and preferences substantially similar to the rights and preferences set forth on Exhibit A attached hereto. The Company may, but is not required to, issue additional shares of preferred stock of the same preferred stock series as the Exchange Preferred Shares in one or more public offerings or private placements. In connection with the first such offering for cash of the same series of preferred stock as the Exchange Preferred Shares to occur after the date hereof, the Company will modify (without being required to obtain the consent of the holders of the Exchange Preferred Shares) the provisions of the Exchange Preferred Shares to be appropriate for that type of offering, and the holders of the Exchange Preferred Shares will be entitled to comparable and proportionate rights, together with the subsequent purchasers of such new shares in such offering. There is no assurance that any additional shares of preferred stock (or any Public Preferred Stock, as defined below) will be issued or that a trading market will develop for such shares. Furthermore, there is no assurance that shares of preferred stock issued by the Company in a different series of preferred stock will have rights and preferences similar to the Exchange Preferred Shares. Depending upon market conditions and other factors at the time that any shares of Public Preferred Stock are issued, the rights, designations and preferences of shares of Public Preferred Stock may differ from the rights, designations and preferences of the Exchange Preferred Shares.

2.                               Conditions of the Parties’ Obligations at the Closing.

(a)                                 The obligation of the Note Holders to consummate the transactions contemplated by Section 1 at the Closing is subject to the fulfillment (or waiver by the Note Holders) on or before the Closing of each of the following conditions:

(i)                                     Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(ii)                                  Closing Deliveries. The Company shall have delivered to the Note Holders all of the documents and instruments required to be delivered and made all payments, if any, required to be made by the Company under Section 1.

(iii)                               Repayment in Full of Senior Secured Notes. All of the Senior Secured Notes shall have been repaid in full, and no “Senior Debt” (as defined in the Subordination Agreement) remains outstanding.

(iv)                              Convertible Notes. Either (A) none of the Convertible Notes remains outstanding or (B) the terms of the Convertible Notes have been modified, to the extent required, such that the consummation of the Founders Subordinated Note Exchange would not result (with or without notice and with or without the passage of time) in a default or event default under the Convertible Notes.

(b)                                 The obligation of the Company to consummate the transactions contemplated by Section 1 at the Closing is subject to the fulfillment (or waiver by the Company) on or before the closing of each of the following conditions:

(i)                                     Representations and Warranties. Each of the representations and warranties of the Note Holders contained in Section 4 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date; and

(ii)                                  Closing Documents. The Note Holders shall all have delivered to the Company all documents and instruments required to be delivered by the Investors under Section 1.

(iii)                               Repayment in Full of Senior Secured Notes. All of the Senior Secured Notes shall have been repaid in full.

3.                               Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Note Holders as follows:

(a)                                 Due Incorporation and Organization. The Company has been duly incorporated, is validly existing, and is in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)                                 Capital Stock Matters. Upon issuance in accordance with this Agreement, the Exchange Shares will be duly authorized and validly issued, are fully paid and nonassessable and will not be issued in violation of, and will not be subject to, any preemptive or similar rights.

(c)                                  Authorization. All corporate action has been taken on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement.

(d)                                 Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement nor any of the documents or instruments contemplated to be delivered hereby, will constitute or result in a material default or violation of any law or regulation applicable to the Company or any subsidiary of the Company or any term or provision of the organizational documents of the Company or any subsidiary of the Company, or any material agreement or instrument by which the Company or any subsidiary of the Company is bound or to which any of their respective properties or assets are subject.

4.                               Representations and Warranties of the Note Holders. In connection with the transactions provided for herein, the Note Holders hereby represent and warrant to the Company as follows:

(a)                                 Authorization. This Agreement constitutes the Note Holders’ valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Founder represents that he has full capacity to enter into this Agreement. Founder Holdco has been duly incorporated or formed, is validly existing, and is in good standing under the laws of the State of Texas, and has all requisite corporate or company power and authority to carry on its business as now conducted and as proposed to be conducted. Founder Holdco represents that all corporate or company action has been taken on the part of the Founder Holdco necessary for the authorization, execution, delivery and performance of this Agreement.

(b)                                 Purchase Entirely for Own Account. The Note Holders acknowledge that this Agreement is made in reliance upon the Note Holders’ representation to the Company that the Exchange Consideration will be acquired for investment for the Note Holders’ own account, not as a nominee or agent, and not a “statutory underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(c)                                  Disclosure of Information. The Note Holders acknowledge that they have received all the information they consider necessary or appropriate for deciding whether to acquire the Exchange Consideration. The Note Holders further represent that they have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Exchange Consideration.

(d)                                 Investment Experience. The Note Holders are experienced investors and acknowledge that they are able to fend for themselves, can bear the economic risk of their investment and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Exchange Consideration. The Note Holders acknowledge that the Company has not yet issued any shares of preferred stock comparable to the Exchange Preferred Shares, and there can be no assurance that any such shares will be issued by the Company in an offering or that a liquid market will develop for the Exchange Preferred Shares.

(e)                                  Accredited Investor. The Note Holders are each an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(f)                                   Restricted Securities. The Note Holders understand that the elements comprising the Exchange Common Stock and the Exchange Preferred Stock are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Note Holders represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

(g)                                  No Solicitation. The Note Holders acknowledge that at no time were the Note Holders presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Exchange Consideration.

(h)                                 Legends. It is understood that any certificate for any of the Exchange Shares may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN EXCHANGE AGREEMENT WITH ZAZA ENERGY CORPORATION DATED AS OF FEBRUARY 24, 2014.”

5.                               Registration Rights.

(a)                                 Subject to the provisions of Section 5(b), upon receipt of the Exchange Shares, the Note Holders will be entitled to registration rights with respect to such shares, comparable to those granted to Founder and Founder Holdco pursuant to that certain Stockholders’ Agreement dated as of August 9, 2011 by and among the Company, Founder, Founder Holdco and the other parties thereto. Under the terms of such registration rights, the Company will file a resale shelf registration statement with the Securities and Exchange Commission no later than April 30, 2014. As a condition to receiving such registration rights, the Note Holders agree to grant customary lock-up provisions reasonably requested by any underwriter or placement agent that is selling the Company’s equity securities in an offering for the Company. The Note Holders acknowledge no Note Holder shall be entitled to sell any shares of Common Stock during any period that such Note Holder is aware of material, non-public information concerning the Company or during any “Blackout Period” (as defined in the Company’s then-current insider trading policy).

(b)                                 Notwithstanding the provisions of Section 5(a), the Note Holders will not have any right to cause the Company to register the Exchange Preferred Shares themselves, but if the Company has completed a registered public offering of Public Preferred Stock (as defined below) will have the right to exchange all (but not less than all) of such Note Holder’s Exchange Preferred Shares for a number of shares of Public Preferred Stock (as defined below) with exactly the same accreted liquidation preference as the Exchange Preferred Shares owned by such Note Holder. Upon the completion of such exchange for shares of Public Preferred Stock, the Note Holders will have the registration rights described in Section 5(a) with respect to such shares of Public Preferred Stock. The term “Public Preferred Stock” means a class or series of preferred stock of the Company that is sold by the Company in a public offering registered under the Securities Act. For the avoidance of doubt, the Note Holders are not obligated to exchange their Exchange Preferred Shares for shares of Public Preferred Stock, but the Note Holders will not have any registration rights with respect to the Exchange Preferred Shares (and will have registration rights with respect to preferred stock only if the Note Holders exchange all of their Exchange Preferred Shares for shares of Public Preferred Stock).

6.                                      Further Assurances. Each of the Parties, at another Party’s request and without further consideration, shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, including obtaining any necessary consents or approvals from, or making any necessary filings with, any domestic or foreign regulatory agencies, and execute, acknowledge and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

7.                                      Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO AND ACKNOWLEDGE AND RECOGNIZE THE JURISDICTION OF THE DISTRICT COURT OF HARRIS COUNTY, TEXAS OR, IF APPROPRIATE, A FEDERAL COURT WITHIN THE SOUTHERN DISTRICT OF TEXAS (WHICH COURTS, TOGETHER WITH ALL APPLICABLE APPELLATE COURTS, FOR PURPOSES OF THIS AGREEMENT, ARE THE ONLY COURTS OF COMPETENT JURISDICTION), OVER ANY SUIT, REQUEST FOR INJUNCTIVE RELIEF, ACTION OR OTHER PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

8.                                      Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.                                      Expenses. Except as otherwise specified in this Agreement, each Party will be responsible for paying its own expenses in connection with the matters that are the subject of this Agreement, as well as the negotiation and documentation of this Agreement, including, without limitation, such Party’s legal fees and expenses. Notwithstanding the foregoing provisions of this Section 9, in the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

10.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile, .pdf or electronically transmitted counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

[Signature Page Follows; Remainder of Page Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first written above.

/S/ Gaston L. Kearby
Gaston L. Kearby

Omega Energy Corp.

By:	/S/ Gaston L. Kearby
Gaston L. Kearby
President

ZaZa Energy Corporation

By:	/S/ Ian H. Fay
Ian H. Fay
Chief Financial Officer

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

Exhibit A to Exchange Agreement

13% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

ZAZA ENERGY CORPORATION

PRELIMINARY INDICATIVE TERM SHEET

Issuer: ZaZa Energy Corporation (the “Company”)

Securities Offered: 13% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”)

Dividend Rate: 13% per annum for cash payment, based on liquidation preference of $25 per share

Penalty Rate: +2% per annum, based on liquidation preference of $25 per share

Liquidation Preference: $25.00 per share, plus accumulated and unpaid dividends

Dividend Payments: Quarterly, subject to prior payment in full of accumulated but unpaid dividends on any other senior securities, if any, that may be issued with dividend rights senior to the Series A Preferred Stock.

Dividend/Liquidation Preference: Senior to the common stock, but no less than pari passu to other preferred securities, if any, that may be issued with dividend rights.

Redemption: No mandatory redemption. Optional redemption by the Company upon a change of control and will be callable by the Company in whole or in part in five years at liquidation preference, plus accumulated but unpaid dividends to the date of redemption, subject to rights of any senior securities.

Redemption Upon a Change of Control: Optional redemption by the Company upon a change of control in whole or in part for $25 per share, plus accumulated but unpaid dividends (the “Redemption Right”). The circumstances that will constitute a “change of control” will be set forth in the documents governing the Series A Preferred Stock.

Special Conversion Right Upon a Change of Control: Upon the occurrence of a change of control, in the event the Company does not exercise the Redemption Right, the Series A Preferred Stockholders will have the right to convert some or all of the shares of Series A Preferred Stock held by such holder into a number of common shares at a predetermined ratio (the “COC Conversion Right”).

Penalties for Failure to Pay Dividends: If quarterly dividends are not paid in full for any quarterly period for a total of six quarterly periods (whether consecutive or not consecutive) (“Dividend Default”): then, until all accumulated but unpaid dividends have been paid in full and the Company has paid accrued dividends for all dividend periods during the two most recently completed quarterly periods, the Dividend Rate will increase to the Penalty Rate.

Voting Rights: No voting rights are required to be provided for the holders of the Series A Preferred Stock.

Conversion Rights: The Series A Preferred Stock is not convertible except in connection with the COC Conversion Right.